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                          December 15, 2023

       Rick Danis
       General Counsel
       Rigetti Computing, Inc.
       775 Heinz Avenue
       Berkeley, CA 94710

                                                        Re: Rigetti Computing,
Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed December 11,
2023
                                                            File No. 333-275988

       Dear Rick Danis:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Matthew
Crispino at 202-551-3456 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Technology
       cc:                                              Rupa Briggs